Exhibit 99

BLACK HILLS CORPORATION NAMES EMERY CHAIRMAN OF THE BOARD

RAPID CITY, SD—April 28, 2005—At a meeting held April 26, 2005, the Board of Directors of Black Hills Corporation (NYSE: BKH) elected David R. Emery Chairman of the Board, effective immediately. Mr. Emery replaces Daniel P. Landguth, who was Chairman since 1991, and who will retire from the Board of Directors effective at the Annual Meeting of Shareholders on May 25, 2005.

        David R. Emery is a 15-year veteran of the Company, and serves as President and Chief Executive Officer. He has served in that capacity and as a Director since January 2004. Mr. Emery has a distinguished career of leadership and achievement. Prior to his current role, he led the retail services division of the Company, including oversight of electric utility and broadband communications operations. From 1997 to 2003, he was responsible for the Company’s fuel resources operations, which included coal mining and oil and natural gas exploration and production. Mr. Emery holds a bachelor’s degree in petroleum engineering and a master’s degree in business administration.

        Black Hills Corporation is a diversified energy and communications company. Black Hills Energy, the wholesale energy unit, generates electricity, produces natural gas, oil and coal, and markets energy. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; Cheyenne Light, Fuel & Power, an electric and gas distribution company serving the Cheyenne, Wyoming vicinity; and Black Hills FiberCom, a broadband communications company, which is under a definitive agreement to be sold on or before June 30, 2005. More information is available at our Internet web site: www.blackhillscorp.com.